EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 Numbers 33-47551 and 33-88108) pertaining to the Unum Group 401(k) Retirement Plan of our report dated June 21, 2011, with respect to the financial statements and schedule of the Unum Group 401(k) Retirement Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2010.

/s/ ERNST & YOUNG LLP

Chattanooga, Tennessee

June 21, 2011